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                                                          OMB APPROVAL
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                                                OMB Number            3235-0362
                                                Expire:       December 31, 2001
                                                Estimated average burden
                                                hours per response  ........1.0
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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                Issuer (Check all applicable)
Miller, III        Lloyd              I           Datapoint Corporation (DTPT)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
          4550 Gordon Drive                       Person (Voluntary)      December, 1999/       ----        title ---       below)
-------------------------------------------                               January, 2000(1)                  below)
                 (Street)                         ###-##-####             -------------------

Naples             FL              34102       5. If Amendment,                              7. Individual of Joint/Group Filing
-------------------------------------------       Date of Original                               (Check Applicable Line)
(City)           (State)           (ZIP)          (Month/Year)
                                                                                            /X/ Form Filed by One Reoproting Person
                                                 -------------------                        / / Form Filed by more than 1 Reporting
                                                                                                Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security        2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                  action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                            (Instr. 8)                                End of Issuer's     Direct         Benefi-
                               (Month/                                                Fiscal Year         (D) or         cial
                                Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                Year)                Amount    (A) or      Price                          (I)            ship
                                                               (D)                                        (Instr. 4)     (Instr.
                                                                                                                    4)

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Preferred Stock              11/7/99        S4      32,400     D           .75154       0                  I            By Lloyd
                                                                                                                        I. Miller
                                                                                                                        Trust C
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Preferred Stock              11/7/99        P4      32,400     A           .75154       32,400             I            By Lloyd
                                                                                                                        I. Miller
                                                                                                                        Trust A-4
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Preferred Stock                                                                         38,200             D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                              (Over)SEC 2270 (7-96)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

(1) In March of 1999, the issuer's 10-Q reported that its total shares of preferred stock outstanding decreased to an amount of 690,447, which is the date on which the reporting person was required to file a Form 3.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.       /s/ Lloyd I. Miller, III   2/14/00
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- ---------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                               (Bulletin No. 177, 10-15-97)


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